SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 4)*

                         THE SOUTHERN BANC COMPANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   842233 0 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         |X|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 8 Pages

CUSIP NO. 842233 10 8                      13G                 PAGE 2 OF 8 PAGES

========= ======================================================================

1         NAME OF REPORTING PERSON:  The Southern Banc Company, Inc. Employee
                                     Stock Ownership Plan

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          63-1161782
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  |_|

                                                                  (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Maryland
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                    - 0 -
                                                                ---------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                112,692
                                                                  -------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER               - 0 -
                                                                ---------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER           112,692
                                                                  -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   112,692
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    10.9 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   EP
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 842233 10 8                      13G                 PAGE 3 OF 8 PAGES
========= ======================================================================
1         NAMES OF REPORTING PERSON:   Thomas F. Dowling

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ###-##-####
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  |_|

                                                                    (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                     15,821
                                                                     ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                   92,264
                                                                     ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                15,821
                                                                     ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER             135,870
                                                                    -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   151,691
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   14.7 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 842233 10 8                      13G                 PAGE 4 OF 8 PAGES

========= ======================================================================
1         NAME OF REPORTING PERSON:   Fred Taylor

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ###-##-####
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)  |_|

                                                                     (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                       15,125
                                                                       ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                     89,014
                                                                       ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                  15,125
                                                                       ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER               132,620
                                                                      -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   147,745
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   14.3%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 842233 10 8                      13G                 PAGE 5 OF 8 PAGES

========= ======================================================================
1         NAME OF REPORTING PERSON:    Rex G. Keeling, Jr.

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ###-##-####
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  |_|

                                                                       (b)  |X|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
3         SEC USE ONLY
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
--------- ----------------------------------------------------------------------
-------------------------- --- -------------------------------------------------
    NUMBER OF SHARES       5   SOLE VOTING POWER                       15,125
                                                                       ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
  BENEFICIALLY OWNED BY    6   SHARED VOTING POWER                     88,914
                                                                       ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
     EACH REPORTING        7   SOLE DISPOSITIVE POWER                  15,125
                                                                       ------
                           --- -------------------------------------------------
                           --- -------------------------------------------------
         PERSON            8   SHARED DISPOSITIVE POWER               132,520
                                                                      -------
          WITH
                           --- -------------------------------------------------
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   147,645
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|
--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   14.3 %
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                   IN
========= ======================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 6 of 8 Pages

ITEM 1(A).     NAME OF ISSUER:
     The Southern Banc Company, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
     221 6th Street
     Gadsden, Alabama 35901-4102

ITEM 2(A).     NAME OF PERSON(S) FILING:
     The Southern Banc Company, Inc. Employee Stock Ownership Plan Trust ("ESOP"), and the following individuals who serve as its trustees: Thomas F. Dowling, Fred Taylor, and Rex G. Keeling, Jr.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(C).     CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:
     Common Stock, Par Value $.01 per share.

ITEM 2(E).     CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.        CHECK WHETHER THE PERSON FILING IS A:

       (f)     |X|  Employee  Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

     Items (a), (b), (c), (d), (e), (g), and (h), (i), and (j) - not applicable. This Schedule 13G is being filed on behalf of the ESOP identified in Item 2(a), filing under the Item 3(f) classification, and by each trustee of the trust established pursuant to the ESOP, filing pursuant to Rule 13d-1(c) and SEC no-action letters. Exhibit A contains a disclosure of the voting and dispositive powers over shares of the issuer held directly by these entities.

ITEM 4.        OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

                                                               Page 7 of 8 Pages

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP Loan.

ITEM 7.        IDENTIFICATION  AND   CLASSIFICATION  OF  THE   SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
         Not Applicable.

ITEM 10.       CERTIFICATION.
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

     By signing below, each signatory in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 8 of 8 Pages

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

THE SOUTHERN BANC COMPANY. INC.
EMPLOYEE STOCK OWNERSHIP PLAN

By Its Trustees:



         /s/Thomas F. Dowling,                                January 31, 2000
         ------------------------------------                 ----------------
         Thomas F. Dowling, as Trustee                        Date


         /s/ Fred Taylor                                      January 31, 2000
         ------------------------------------                 ----------------
         Fred Taylor, as Trustee                              Date


         /s/ Rex G. Keeling, Jr.                              January 31, 2000
         --------------------------------------------         ----------------
         Rex G. Keeling, Jr., as Trustee                      Date


/s/ Thomas F. Dowling                                         January 31, 2000
-----------------------------------------------------         ----------------
Thomas F. Dowling, as an Individual Stockholder               Date


/s/ Fred Taylor                                               January 31, 2000
-----------------------------------------------------         ----------------
Fred Taylor, as an Individual Stockholder                     Date


/s/ Rex G. Keeling, Jr.                                       January 31, 2000
------------------------------------------------              ----------------
Rex G. Keeling, Jr., as an Individual                         Date
  Stockholder